   As filed with the Securities and Exchange Commission on October 27, 1997.

                                                    Registration No. 333-_______

                  --------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  --------------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                  ---------------------------------------------

                        PHOENIX INFORMATION SYSTEMS CORP.
               (Exact Name of Issuer as specified in its Charter)

          Delaware                                            13-3337797
(State of other Jurisdiction                               (I.R.S. Employer
Incorporation or Organization)                            Identification No.)

          100 Second Avenue South, Suite 1100, St. Petersburg, FL 33701
               (Address of Principal Executive Offices) (Zip Code)

                 -----------------------------------------------

                        PHOENIX INFORMATION SYSTEMS CORP.
           CONSULTING AND SERVICES COMPENSATION AGREEMENT, AS AMENDED
                            (Full title of the Plans)

                 ----------------------------------------------

                     Robert P. Gordon, Chairman of the Board
                       100 Second Avenue South, Suite 1100
                          St. Petersburg, Florida 33701
                                 (813) 894-8021
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                 ----------------------------------------------

                        Copies of all communications to:
                               Steven Morse, Esq.
                                Lester Morse P.C.
                         111 Great Neck Road, Suite 420
                              Great Neck, NY 11021

         Pursuant to Rule 429, this Registration Statement constitutes a post-effective amendment to the Registrant's Form S-8 Registration Statements, File No. 33-75862 and File No. 333-01013 which relate to 4,000,000 shares and 5,000,000 shares, respectively, under the Registrant's Consulting and Compensation Agreement dated February 25, 1994, as amended.

                        CALCULATION OF REGISTRATION FEE

====================================================================================================
                                                                     Proposed
                                                 Proposed             Maximum
Title of Each Class                               Maximum            Aggregate          Amount of
of Securities to be       Amount to be         Offering Price      Offering Price      Registration
  Registered (1)           Registered           Per Share (3)           (3)              Fee (3)
----------------------------------------------------------------------------------------------------
Common Stock,            7,000,000(1)(2)           $.50              $3,500,000         $1,060.61
Par Value $.01 Per
Share
----------------------------------------------------------------------------------------------------


--------------

(1) To be issued at the sole discretion of the Registrant, as Direct Shares, or shares underlying options granted to and to be granted under the Phoenix Information Systems Corp. Consulting and Services Compensation Agreement, dated February 25, 1994, as amended (the "Plan"). This Registration Statement registers 7,000,000 shares under the Plan for issuance and the resale of any shares acquired by non-affiliated persons to the public as Selling Security Holders.

(2) Pursuant to Rule 416 promulgated under the Securities Act of 1933, an additional undeterminable number of shares of Common Stock is being registered to cover any adjustments in the number of shares of Common Stock pursuant to the anti-dilution provisions of the Plan.

(3) Estimated solely for the purpose of calculating the registration fee and based on no less than the average of the closing high bid and low asked price of the Company's Common Stock on NASDAQ within five business days of the filing date of this Form S-8.


                      REGISTRATION OF ADDITIONAL SECURITIES

         The Registrant currently has an effective registration statement filed on Form S-8 relating to its employee benefit plan which registered securities (i.e. 4,000,000 shares of Common Stock) of the same class as those being registered herewith, File No. 33-75862, filed with the Securities and Exchange Commission (the "Commission") on March 1, 1994. On December 4, 1995, the Registrant filed a reoffer prospectus covering control securities by means of Post Effective Amendment No. 1 to the aforementioned Form S-8. On February 16, 1996, the Registrant filed a Form S-8, File No. 333-01013, a registration statement relating to its employee benefit plan which registered with the Commission securities (i.e. 5,000,000 shares of Common Stock) of the same class as those being registered herewith.

                                EXPLANATORY NOTE

         Pursuant to General Instruction C of Form S-8, this Registration statement contains a Prospectus on Form S-3 relating to the reoffering of 9,747,539 shares issuable upon exercise of stock options granted under the Plan. The reoffer Prospectus contained herein supersedes the reoffer Prospectus previously filed Registration Statement, File No. 33-75862.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

         Note: The document(s) containing the information concerning the Phoenix Information Systems Corp. Consulting and Services Compensation Agreement, dated February 25, 1994, as amended (the "Plan") required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. Phoenix Information Systems Corp., a Delaware corporation (the "Registrant" or the "Company"), shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Incorporated hereby by reference and made a part hereof is the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, and Form 10-Q for the quarter ended June 30, 1997, as and if amended, filed under the Securities Exchange Act of 1934 (the "Exchange Act"), Form 8-A which was declared effective on August 2, 1995 by the Securities and Exchange Commission registering the Company's Common Stock under Section 12 of the Exchange Act and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. DESCRIPTION OF SECURITIES

         Not applicable.

Item 5. INTEREST OF NAMED EXPERTS AND COUNSEL

         The legality of the securities being registered by this Registration Statement is being passed upon by Lester Morse P.C., 111 Great Neck Road, Suite 420, Great Neck, NY 11021, counsel to the Company. Members of Lester Morse's family beneficially own less than 1% of the outstanding shares of the Company's Common Stock.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation of Directors' Liability.

         The Company's Certificate of Incorporation contains a provision which, in substance, eliminates the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. By virtue of this provision, under current Delaware law a director of the Company will not be personally liable for monetary damages for breach of his fiduciary duty, except for liability for (a) breach of his duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware laws and (d) any transaction from which he receives an improper personal benefit. This provision pertains only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limits liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or Management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders.

Indemnification.

         The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         The indemnification and advancement of expenses provided by, or granted pursuant to Delaware Corporation Law is not be deemed exclusive of any other rights to which those seeking indemnification or advance of expenses may be entitled under any bylaw, agreement, vote of stockholders of disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         The Company's Certificate of Incorporation provides that the Company shall indemnify in the manner and to the extent permitted by law, any person (or that person's testator or intestate successor) made or threatened to be made a party to any action or proceeding, whether domestic or foreign, civil or criminal, judicial or administrative, or federal or state, by reason of the fact that the person was a director or officer of the corporation or served any other corporation in any capacity at the request of the corporation, in the manner and to the extent permitted by law. The Company has entered into employment contracts with various officers and directors to provide for indemnification under certain circumstances.

         The Company currently has director and officer liability insurance in the amount of $5,000,000. No assurances can be given that such insurance will be maintained by the Company due to the high cost of such coverage.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8. EXHIBITS

         The following is a complete list of exhibits filed as a part of, or incorporated by reference in, this Registration Statement.

          Exhibit No.                            Document
          -----------                            --------
             4.1                   Registration Statement of the Registrant
                                   on Form 8-A (filed on August 2, 1995, File
                                   No. 0-26532, and incorporated herein by
                                   reference)

             5.1                   Opinion of Counsel, Lester Morse P.C.*

            10.1                   Consulting Services and Compensation
                                   Agreement dated February 25, 1994, as
                                   amended and restated on October 7, 1997.*

            23.1                   Consent of Coopers & Lybrand, LLP
                                   Certified Public Accountants*

            23.2                   Consent of BDO Seidman, LLP,
                                   Certified Public Accountants*

            23.3                   Consent of Counsel, Lester Morse P.C.
                                   (contained as part of Exhibit 5.1 hereto)

---------------
*Filed herewith

Item 9. UNDERTAKINGS

A. To Update Annually

         The undersigned registrant hereby undertakes (1) other than as provided in the proviso to item 512(a) of Regulation S-K, to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (a) to include any prospectus required by Section 10(a)(3) of the Securities Act, (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Incorporation of Subsequent Securities
   Exchange Act of 1934 Documents by Reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Indemnification of Officers and Directors

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        PHOENIX INFORMATION SYSTEMS CORP.

                             Up to 9,747,539 Shares
                          Common Stock, $.01 par value

         All of the shares of Common Stock offered hereby are being sold by the Selling Security Holders, each of whom may be deemed to be affiliates of the Company. The shares of Common Stock being registered hereunder for reoffer and resale are defined as control securities and may be reoffered and resold on a continuous or delayed basis in the future. See "Selling Security Holders." The Company will not receive any of the proceeds from the sale of shares sold by the Selling Security Holders. The Common Stock has been registered with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934, and is traded on the Electronic Bulletin Board of the National Association of Securities Dealers, Inc. under the trading symbol "PHXS." On October 6, 1997, the closing sale price was $.65.

See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the securities offered hereby.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSON IS AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                 THE DATE OF THIS PROSPECTUS IS OCTOBER __, 1997

                  AVAILABLE INFORMATION AND CERTAIN DEFINITIONS

         The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, Proxy and Information Statements and other information filed by the Company can be inspected and copied at the public reference facilities, maintained by the Commission at 450 Filth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Material filed electronically through EDGAR (Electronic Data Gathering Analysis and Retrieval System) may also be accessed through the SEC's home page on the worldwide web at http:\\www.sec.gov.

         The Company has filed with the Commission, 450 5th Street, N. W., Washington, D.C. 20549, a registration statement on Form S-8 (herein, together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, regarding the shares of the Company offered. This Prospectus, filed as part of the Registration Statement, omits certain information regarding the Company and the securities offered. Reference is made to the Registration Statement and the Exhibits filed therewith, which may be obtained from the principal office of the Commission at 450 Fifth Street N.W., Judiciary PIaza, Washington, D.C. 20549 upon request and payment of the prescribed fee.

         All references herein to the "Company" include Phoenix Information Systems Corp. and its subsidiaries, namely, Phoenix Systems Group, Inc., Phoenix Systems Ltd., Phoenix Transaction Services, Inc. and Hainan Phoenix Information Systems, Ltd.

                        DISCLOSURE OF COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         lnsofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

                       ENFORCEABILITY OF CIVIL LIABILITIES
                       UNDER UNITED STATES SECURITIES LAWS

         Certain of the Company's and subsidiaries' directors, officers, and controlling persons reside outside the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or to enforce against them judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws or state securities laws. The Company has been advised that there is doubt as to the enforceability against such persons, whether in original actions or in actions for enforcement of Judgments of United States courts, of civil liabilities predicated solely upon the United States federal securities laws or state securities laws.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated into this Prospectus by reference and made a part hereof:

         (I) Contents of the Company's Registration Statements on Form S-8, SEC File No.33-75862, filed with the Commission on March 1, 1994 and SEC File No. 333-01013 filed with the Commission on February 16, 1996; (ii) contents of the Company's Registration Statement on Form 8-A, filed with the Commission on August 2, 1995, SEC File No.0-26532; (iii) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, and (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits and schedules to such documents, unless such exhibits or schedules are specifically incorporated by reference in such documents). Requests should be directed to Phoenix Information Systems Corp., Shareholder Relations Department. 100 Second Avenue South, Suite 1100. St. Petersburg, Florida 33701. and at (813)894-8021.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION AND CERTAIN DEFINITIONS ......................   2
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES .....................................   2
ENFORCEABILITY OF CIVIL LIABILITIES ................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ....................   3
PROSPECTUS SUMMARY .................................................   4
RISK FACTORS .......................................................   8
SELLING SECURITY HOLDERS ...........................................  12
PLAN OF DISTRIBUTION ...............................................  15
INTERESTS OF NAMED EXPERTS AND COUNSEL .............................  15

                               PROSPECTUS SUMMARY

         The following summary information should be read in conjunction with, and is qualified in its entirety by, the detailed information and financial statements and related notes thereto appearing either elsewhere in this Prospectus or included in the Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

THE COMPANY

         Phoenix Information Systems Corp. and its subsidiaries, Phoenix Systems Group, Inc. (wholly owned since March 27, 1995), Phoenix Systems Ltd. (wholly owned since November 11, 1993), Phoenix Transaction Services, Inc. (wholly owned since June 3, 1997), and Hainan Phoenix Information Systems, Ltd. (70% owned since November 22, 1993) are collectively referred to herein as "Phoenix" or the "Company." Phoenix was incorporated in Delaware on April 4, 1986, as C.S. Primo Corp., changed its name to Dynasty Travel Group, Inc., on July 9, 1991, and subsequently changed its name to Phoenix on September 29, 1993. Phoenix is a development-stage information systems and services company that was formed specifically to support the growing demand for automation services in the travel, tourism and aviation transportation industry. Phoenix has installed, and received formal approval from the Civil Aviation Administration of China ("CAAC") to operate, an advanced computerized reservation system for the domestic airlines, hotels and travel agencies in the People's Republic of China ("China"). Phoenix provides state-of-the-art, travel-related services to China through its joint venture with China Southern Airlines ("China Southern"), named Hainan Phoenix Information Systems, Ltd. ("Hainan-Phoenix" or the "Joint Venture"). Hainan-Phoenix is the only commercial entity to receive formal approval to operate a computerized reservation system in China. The Company owns 70% of Hainan-Phoenix through its wholly-owned subsidiary, Phoenix Systems Ltd., a Bermuda corporation ("PSL"). Phoenix has not generated any significant revenues, earnings or history of operations from inception through March 31, 1997. Consequently, Phoenix's continued existence has depended primarily upon its ability to raise capital.

         PSL was formed in 1993 to provide reservation systems and services worldwide. PSL formed its first joint venture company with Hainan Airlines. PSL has the responsibility to market, outside of each joint venture's defined territory, all Phoenix travel products (including the inventory of airline seats and hotel rooms). PSL has also established a turnkey reservations center in the United States and is currently taking on-line reservations for Laker Airways. Eastwind Airlines, Inc., a former customer, was the first U.S. carrier to use Phoenix's airline reservation system and reservation center. PSL is also actively pursuing other small to medium carriers throughout North America to provide a complete, low-cost solution for their reservation needs.

         Hainan-Phoenix is a Chinese joint venture that was formed in late 1993. The Joint Venture was granted its business license in March 1994. In January, 1995, the Joint Venture installed its proprietary airline and hotel reservation systems software on Stratus Computer, Inc. ("Stratus") hardware located in the Joint Venture's office in Hainan Province, China. The Company's system is presently capable of providing computer reservation services to subscribing Chinese airlines, hotels, tour companies and other travel providers.

         On June 1, 1996, Hainan-Phoenix officially went operational with its first customer, Hainan Airlines. Hainan Airlines, a publicly held airline in China, is a fast growing airline that carried more than 870,000 passengers in 1995, over 1,200,000 in 1996, and expects to carry over 2.7 million passengers by 1998. Based in China's Hainan province, Hainan Airlines currently operates a fleet of six Boeing 737, two Metro 23 and one Lear 55 aircraft throughout China. Hainan Airlines, like the other regional and independent airlines in China, is hampered by the lack of automation. In order to remedy this problem, Hainan Airlines entered into the Joint Venture as a means of gaining access to automated reservation services. Through its reservation system, the Joint Venture has created a database of airline seats and hotel rooms that will be marketed in mainland China by the Joint Venture.

         On November 15, 1996, China Southern, the largest domestic airline in the People's Republic of China, became Phoenix's new joint venture partner in Hainan-Phoenix. In a trilateral agreement between Phoenix, China Southern, and the Company's former joint venture partner, Hainan Airlines, China Southern acquired the entire equity interest held by Hainan Airlines, representing 30% of the Joint Venture, for US$2,580,000. Further, China Southern agreed to invest an additional US$4,780,000 in capital contributions of cash and real estate in exchange for an additional 15% interest in the Joint Venture, which will raise China Southern's total stake to 45% upon the completion of the additional contribution. Hainan Airlines continues as a customer of the Joint Venture on a limited basis.

         On December 23, 1996, Phoenix acquired for $7,500,000 a 25% interest in American Aviation Ltd., through the exercise of an option. American Aviation is a company owned by affiliates of George Soros, Purnendu Chatterjee, and Quantum Industrial Holdings Ltd. American Aviation's sole asset is a 25% interest in Hainan Airlines, which it purchased for $25,000,000 in December 1995.

         Phoenix Systems Group, Inc. ("PSG"), a wholly-owned subsidiary of the Company, is responsible for the development, support and maintenance of the Company's application software systems.

         Phoenix Transaction Services, Inc. ("PTS"), a wholly-owned subsidiary of the Company, was established in June 1997. PTS now manages the existing U.S. reservations and call center operation, which was previously controlled by PSL. The goal of PTS is to establish ventures in volume-intensive transaction environments such as passenger reservation services, airline cargo services, and hotel reservation services. These ventures will be created through alliances, partnerships, and acquisitions. PTS would bring industry knowledge and proprietary solutions, built or acquired, to the ventures, while the partners would have the facility, manpower, and management responsibilities. PTS is responsible for securing strategic partners and achieving revenue growth.

THE OFFERING

Common Stock offered by the Selling Security Holders   9,747,539

Shares of Common Stock Outstanding
  as of September 30, 1997                             49,867,200

Use of Proceeds                                        The Company will not
                                                       receive any proceeds from
                                                       the sale of shares by the
                                                       Selling Security Holders

Electronic Bulletin Board Symbol                       PHXS

DESCRIPTION OF SECURITIES TO BE REGISTERED

         The Registrant's Common Stock was registered with the Commission on August 2, 1995, pursuant to Section 12(g) of the Exchange Act on Form 8-A, SEC, File No.0-26532, and the securities to be registered hereunder for reoffer and resale by the Selling Security Holders are of the same class. The Selling Security Holders acquired the shares of Common Stock pursuant to Registrant's employee's and consultant's benefit plan, entitled "Consulting and Services Compensation Agreement dated February 25, 1994," as may be amended from time to time (the "Plan"). The shares to be issued pursuant to the Plan and the shares underlying any grant of option thereunder have been registered with the Commission under its registration statements on Form S-8, SEC File No.33-75862 and SEC File No. 333-01013, of which this Prospectus is a part.

                                  RISK FACTORS

POTENTIAL BUSINESS OBSTACLES

         The Company faces the following potential obstacles, among others, to the successful execution and completion of its proposed operations:

         1.       delays or failure to obtain adequate financing;

         2. delays in the timetable for completing the software installation effort, due to unforeseen difficulties;

         3. delays in effecting workstation communications to the airline reservations system via a data transmission network in China;

         4. delays in effecting agreements with international airlines, travel agency reservation systems and other travel entitles;

         5. inability to obtain additional contracts with domestic airlines in China;

         6. competition from Civil Aviation Administration of China ("CAAC"), the government-owned airline reservation system and other entities;

         7. delays or failure in connecting the planned network to the existing CAAC network; and

         8.       unforseen regulatory, political or economic changes in China.

         The Company's securities involves a high degree of risk, including, but not limited to, the factors described herein. An investment in the Company's securities should be made only by persons who can afford a loss of their entire investment. Investors should consider carefully the following risk factors inherent in and affecting the business of the Company.

         1. DEVELOPMENT STAGE COMPANY. The Company was organized under the laws of the State of Delaware on April 4,1986. On March 4, 1991, the Company entered into an agreement to acquire approximately 98% of PSG pursuant to a Plan of Reorganization in exchange for an amount representing 90% of the Company's outstanding Common Stock. PSG was incorporated under the laws of the State of Delaware on June 25, 1987 and commenced development stage operations on April 1, 1989.

         Since inception, the Company has been engaged principally in negotiating various agreements with respect to its proposed business operations and attempting to obtain financing to support its operations. The likelihood of success of the Company must be considered in light of the risks, costs, difficulties and delays frequently encountered in a development stage company establishing new businesses and developing new products and/or services, particularly such types of activities within China. There could be no assurance that the Company's business will prove to be commercially feasible, successful or profitable.

         2. HISTORY OF OPERATING LOSSES; WORKING CAPITAL DEFICIT; FINANCIAL INSTABILITY. During the years ended March 31, 1997, 1996, 1995, 1994, 1993,1992 and 1991, the Company sustained net losses of $11,031,821, $9,704,318, $4,841,824, $2,567,932, $1,640,852, $549,095, and $167,007, respectively. These losses are expected to continue for the fiscal year ending March 31, 1998 and for a presently undetermined time.

         The Company is a development stage company which has had limited revenues, and a history of operating losses. The Company's independent certified public accountants have included an explanatory paragraph in their reports on the Company's financial statements stating that various factors affecting the Company's operations raise substantial doubt as to the Company's ability to continue as a going concern. There can be no assurance that the Company will be able to continue as a going concern or achieve material revenues or profitable operations.

         3. ADDITIONAL FINANCING. The Company will from time-to-time require additional financing for its operations. No assurances can be given that such financing will be available or, if available, that it can be obtained on terms satisfactory to the Company.

         4. NEGOTIATIONS WITH ADDITIONAL DOMESTIC AIRLINES IN CHINA AND HOTELS. The Company is presently negotiating to install its Reservation Systems with various additional hotels and domestic airlines located in China and on Hainan Island besides those already under contract. No assurances can be given that the Company will successfully conclude these negotiations by executing definitive agreements, or, if successful, that such agreements will be on terms satisfactory to the Company.

         5. POLITICAL ECONOMIC AND LEGAL UNCERTAINTIES OF CONDUCTING BUSINESS IN THE PEOPLE'S REPUBLIC OF CHINA. The Company is subject to various significant risks inherent in doing business in The People's Republic of China, including political and economic instability and undetermined difficulty in engaging in any type of litigation to enforce contractual rights and copyright protection. In June 1989, uncertainties resulting from political instability in China generally had a detrimental impact on foreign companies conducting business in China and had the effect of delaying the Company's proposed operations and financing efforts. There can be no assurance that similar events in the future, in China or elsewhere, will not disrupt the Company's activities and have a material adverse effect on the Company's operations. There can be no assurance that the Company will be able to enforce its contractual rights or receive damages for their breach or other justified remedies in China should the occasion arise.

         The Company is also subject to various additional risks of doing business in China and abroad, including, but not limited to, volatile fluctuations in foreign currency, restrictions on transfer of funds, and risks of non-acceptance in currency exchanges, all of which could have a significant impact upon the Company's business.

         6. TECHNOLOGICAL OBSOLESCENCE. The computer software field is characterized by rapid technological developments and advances, particularly in the travel industry. Although the Company believes that its reservation system is expected to be technically and economically competitive and it is anticipated that it will not become obsolete for the foreseeable future, it is possible that intervening development of new technology and/or new systems could render all or part of the Company's reservation system virtually obsolete at any time.

         7. COMPETITION. Hotel chains such as Sheraton and Hyatt have computerized reservation Systems pertaining to their own hotels, however, management believes that they do not offer the complete services which are anticipated to be offered by the Company. International Air Carriers, such as United, Northwest, Air China and Japan Airlines have computerized reservation systems for international travel, however, they do not offer complete reservation services for intra-China flights. No assurances can be given that other better capitalized companies with greater resources and more experienced personnel may not seek to compete directly with the Company's proposed computerized reservation system.

         Fundamental to installing any reservation system is access to a communications link, and China's network capacity is believed by management to be severely limited. The Joint Venture has successfully negotiated an agreement to obtain access to ChinaPac, China's only state-of-the-art data communications line. Management has been informed that it is difficult to obtain access to ChinaPac. However, the Company cannot make representations that a competitor could not gain access to ChinaPac, obtain contracts with various Chinese domestic airlines, and enter into competition with the Company.

         8. NO DIVIDENDS AND NONE ANTICIPATED. The payment by the Company of cash dividends, if any, in the future rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors. The Company has not paid or declared any cash dividends upon its Common Stock since its inception and by reason of its present financial status and its contemplated future financial requirements does not contemplate or anticipate making any cash distributions upon its Common Stock in the foreseeable future.

         9. FUTURE SALES OF COMMON STOCK BY MANAGEMENT AND OTHERS. The Company has 49,867,200 shares issued and outstanding as of the date of this Prospectus. In general, under Rule 144, a person who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of shares which does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume in shares during the four calendar weeks immediately prior to such sale. Rule 144 also permits under certain circumstances, the sale of shares without any quantity or other limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. Future sales of such shares made under Rule 144 may have an adverse effect on the then prevailing market price, if any, of the Common Stock and adversely affect the Company's ability to obtain future financing in the capital markets as well as create a potential market overhang. As of the date of this Prospectus, pursuant to Rule 144, over 20,000,000 shares are eligible for sale under Rule 144.

                            SELLING SECURITY HOLDERS

         This Prospectus relates to 9,747,539 shares of Common Stock to be offered for sale by certain officers and directors of the Company (collectively the "Selling Stockholders"). The aforesaid shares were issued or are issuable pursuant to the Company's Consulting and Services Compensation Agreement dated February 25, 1994, as amended (the "Plan"). The address of each Selling Stockholder is c/o Phoenix Information Systems Corp., 100 Second Avenue South, Suite 1100, St. Petersburg, Florida 33701. The following table sets forth certain information with respect to the Selling Stockholders:

===========================================================================================================
                                                                                       Number of Shares
                                                                                      (and Percentage of
                                      Number of Shares Owned         Number of        Outstanding Shares)
                                       (and Percentage of          Shares Covered         Owned After
Name and Position with the          Outstanding Shares) as of         by this         Completion of this
 Company During the Past               September 30, 1997           Prospectus             Offering
      Three Years                             (1)                       (2)                   (3)
-----------------------------------------------------------------------------------------------------------
Robert P. Gordon,
Chairman of the Board                 8,536,271(4) 15.7%             4,641,527        3,894,744 (7.1%)
-----------------------------------------------------------------------------------------------------------
Robert J. Conrads,
Director                              2,328,000(5)  4.5%             1,178,000        1,150,000 (2.2%)
-----------------------------------------------------------------------------------------------------------
Paul Henry,
Secretary, Director                     608,000(6)  1.2%               428,000          180,000 *
-----------------------------------------------------------------------------------------------------------
Delbert Bloss, President              1,000,000(7)  2.0%             1,000,000             -0-  (0%)
-----------------------------------------------------------------------------------------------------------
Frank Cappiello, Director               541,000(8)  1.1%               491,000           50,000 *
-----------------------------------------------------------------------------------------------------------
Yu Yan 'en,  Director                   300,000(9)*                    300,000             -0-  (0%)
-----------------------------------------------------------------------------------------------------------
W. James Peet, Director                 108,000(10)*                   108,000             -0-  (0%)
-----------------------------------------------------------------------------------------------------------
Larry McGee,
Vice President of subsidiary            155,000(11)*                   155,000             -0-  (0%)
-----------------------------------------------------------------------------------------------------------
Peter J. Ford,
Vice President and
Chief Financial Officer                 168,500(12)*                   160,000            8,500 *
-----------------------------------------------------------------------------------------------------------
Frank Streine,
Vice President                          120,000(13)*                   120,000             -0-  (0%)
-----------------------------------------------------------------------------------------------------------
Robert O. Harlan,
Vice President of subsidiary            600,012(14) 1.2%               600,012             -0-  (0%)
-----------------------------------------------------------------------------------------------------------
Judith A. Schafers,
Vice President of subsidiary            216,000(15)*                   216,000             -0-  (0%)
-----------------------------------------------------------------------------------------------------------
Peter Sham, Acting
President of subsidiary                 350,000(16)*                   350,000             -0-  (0%)
===========================================================================================================

-------------------
*        Owns less than one percent of the issued and outstanding shares.

(1) Assumes all options covered by this Prospectus are beneficially owned by the option holder and the underlying shares are deemed outstanding, but such shares shall not be deemed outstanding for the purpose of computing percentage of Common Stock owned by any other person.

(2) Includes all shares issued or issuable upon exercise of options granted directly by the Company held by the officer/director, even though some of said shares covered by the options are not currently beneficially owned by Optionee under the regulations of the Exchange Act of 1934, as amended.

(3) Assumes all Options granted are exercised and sold by each respective person.

(4)      Includes the following shares deemed to be beneficially owned by Mr.
         Gordon: (a) 3,212,219 shares of the Company's Common Stock owned by him and Heaven International Inc., (b) 682,525 shares beneficially owned by Visitors Services Inc. and in which Mr. Gordon is a controlling stockholder, and (c) options to purchase 4,641,527 shares of the Company's Common Stock at exercise prices ranging from $1.35 per share to $1.70 per share.

(5) Includes warrants and options to purchase an aggregate of 1,378,000 shares of the Company's Common Stock at exercise prices ranging from $1.00 per share to $3.60 per share (including options held by Voyager Capital Group).

(6) Includes options to purchase 428,000 shares of the Company's Common Stock at exercise prices ranging from $1.00 per share to $2.00 per share.

(7) Includes options to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $1.50 per share.

(8) Includes options to purchase 491,000 shares of the Company's Common Stock at exercise prices ranging from $1.00 per share to $1.75 per share.

(9) Includes options to purchase 300,000 shares of the Company's Common Stock at an exercise price of $2.50 per share.

(10) Includes options to purchase 108,000 shares of the Company's Common Stock at an exercise price of $1.70 per share.

(11) Includes options to purchase 155,000 shares of the Company's Common Stock at an exercise price of $1.70 per share.

(12) Includes options to purchase 160,000 shares of the Company's Common Stock at an exercise price of $2.00 per share.

(13) Includes options to purchase 120,000 shares of the Company's Common Stock at an exercise price of $1.50 per share.

(14) Includes options to purchase 600,012 shares of the Company's Common Stock at an exercise price of $1.50 per share.

(15) Includes options to purchase 216,000 shares of the Company's Common Stock at an exercise price of $1.70 per share.

(16) Includes options to purchase 350,000 shares of the Company's Common Stock at an exercise price of $1.50 per share.

                              PLAN OF DISTRIBUTION

         All of the shares of Common Stock offered hereby are being sold by the Selling Security Holders and may be offered through the selling efforts of brokers or dealers unknown to the Registrant. Each of the Selling Security Holders are deemed affiliates of the Company and are thereby subject to the volume limitations imposed on affiliates and control securities by Rule 144 of the Securities Act of 1933, as amended, and may further be subject to internal restrictions or volume limitations on resale imposed on them by the Board of Directors of the Registrant. In addition, the Selling Security Holders are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The law firm of Lester Morse P.C. (the "Firm") has acted as securities counsel to the Registrant and has given its opinion as to the validity of the securities registered with the Registration Statement hereunder, filed with the Commission, which opinion appears at Exhibit 5.1 thereto. As of the date of this Prospectus, members of the family of Lester Morse beneficially own less than 1% of the issued and outstanding shares of the Company. Such ownership includes the grant of stock options to purchase 200,000 shares under the Company's Plan.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida on the 27th day of October, 1997.

                                    PHOENIX INFORMATION SYSTEMS CORP.

                                    By: /s/ Robert P. Gordon
                                       -----------------------------------------
                                       Robert P. Gordon, Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signatures                            Titles                                Date
      ----------                            ------                                ----
/s/ Robert P. Gordon                Chairman of the Board                   October 27, 1997
--------------------------
    Robert P. Gordon

/s/ Delbert F. Bloss                President, Chief Executive
--------------------------          Officer, Director                       October 27, 1997
    Delbert F. Bloss

/s/ Paul W. Henry                   Secretary, Director                     October 27, 1997
--------------------------
    Paul W. Henry

/s/ Peter J. Ford                   Vice President and Chief
--------------------------          Financial Officer                       October 27, 1997
    Peter J. Ford

/s/ Yu Yan'en                       Director                                October 27, 1997
--------------------------
    Yu Yan'en

/s/ Frank Cappiello                 Director                                October 27, 1997
--------------------------
    Frank Cappiello

/s/ Robert J. Conrads               Director                                October 27, 1997
--------------------------
    Robert J. Conrads

/s/ W. James Peet                   Director                                October 27, 1997
--------------------------
    W. James Peet